EXHIBIT 21

DIAL GLOBAL, INC. AND SUBSIDIARIES

COMPANY NAME	STATE OF INCORPORATION
Dial Global, Inc.	Delaware
American Comedy Network, LLC	Colorado
DG Radio Networks, LLC	Colorado
Dial Communications Global Media, LLC	Delaware
EXBT, LLC	Delaware
Excelsior Media Networks, LLC	Colorado
Excelsior Media America, Inc.	New York
Excelsior Network Group, LLC	Colorado
Excelsior Radio Holdings, LLC	Colorado
Excelsior Radio Network Ventures, LLC	Colorado
Excelsior Radio Networks, LLC	Delaware
ExcelsiorTM, Inc.	Delaware
GoRadio, LLC	Delaware
JPN, LLC	Colorado
RDG Excelsior Holdings, LLC	Delaware
Verge Media Companies, LLC	Delaware
Verge Media Group Holdings, Inc.	Delaware
Verge Media Intermediate Holdings, Inc.	Delaware
Verge Media Solutions, LLC	Delaware
Verge Media, Inc.	Delaware
Westwood National Radio Corporation	Delaware
Westwood One Properties, Inc.	Delaware
Westwood One Radio Networks, Inc.	Delaware
Westwood One Radio, Inc.	California
Westwood One Stations-NYC, Inc.	Delaware